Exhibit 4.32

The affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock entitled to vote is required to (1) make, alter, amend and repeal the Bylaws and (2) approve, adopt or authorize any merger, consolidation, amalgamation or combination agreement with or into any person, firm, corporation or other entity which, as of the record date for the determination of stockholders, is the beneficial owner, directly or indirectly, of more than 5% of the voting power of any class of outstanding shares of the Company’s voting stock (an “Interested Stockholder”); any sale, lease exchange or other disposition to or with the Company of any assets of any Interested Stockholder; any sale, lease, exchange or other disposition by the Company of all or substantially all of the assets of the Company to or with an Interested Stockholder; any plan or proposal for liquidation of the Company if any stockholder of the Company is an Interested Stockholder; or any reclassification of securities (including any reverse stock split) or recapitalization of the Company which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of stock or convertible securities in the Company, directly or indirectly owned by an Interested Stockholder. The affirmative vote of the holders of at least two-thirds of outstanding shares of Common Stock entitled to vote are also required to amend, alter, change or repeal any provision inconsistent with (2) above.  The two-thirds affirmative vote requirement in (2) above is not applicable to a proposed action which has been approved or recommended by a majority of Disinterested Directors.  A Disinterested Director means (i) any Company director who was a director as of July 24, 1988; or (ii) was thereafter elected by the stockholders or appointed by the Board of Directors (“Board”) and was not at the time of such election or appointment associated with or an affiliate of an interested Stockholder director or indirectly involved in the transaction or proposal before the Board; or (iii) a person designated, before his or her election or appointment as a director, as a Disinterested Director by a majority of Disinterested Directors then on the Board.

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Unless the context otherwise requires, the terms “we,” “our,” “us,” and the “Company” refer to U-Haul Holding Company, a Nevada corporation.  The Company has the following classes of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

We are authorized to issue up to 250,000,000 shares of common stock, par value $0.25 (“Voting Common Stock”); 250,000,000 shares of common stock issued in one or more classes or series, with or without par value (“Serial Common Stock”), of which 176,470,092  shares have been designated as Series N Non-Voting Common Stock, par value $0.001 per share (“Non-Voting Common Stock” and, with the Voting Common Stock, the “Common Stock”); and 50,000,000 shares of preferred stock, in one or more classes or series, with or without par value.

The affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock entitled to vote is required to (1) make, alter, amend and repeal the Bylaws and (2) approve, adopt or authorize any merger, consolidation, amalgamation or combination agreement with or into any person, firm, corporation or other entity which, as of the record date for the determination of stockholders, is the beneficial owner, directly or indirectly, of more than 5% of the voting power of any class of outstanding shares of the Company’s voting stock (an “Interested Stockholder”); any sale, lease exchange or other disposition to or with the Company of any assets of any Interested Stockholder; any sale, lease, exchange or other disposition by the Company of all or substantially all of the assets of the Company to or with an Interested Stockholder; any plan or proposal for liquidation of the Company if any stockholder of the Company is an Interested Stockholder; or any reclassification of securities (including any reverse stock split) or recapitalization of the Company which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of stock or convertible securities in the Company, directly or indirectly owned by an Interested Stockholder. The affirmative vote of the holders of at least two-thirds of outstanding shares of Common Stock entitled to vote are also required to amend, alter, change or repeal any provision inconsistent with (2) above.  The two-thirds affirmative vote requirement in (2) above is not applicable to a proposed action which has been approved or recommended by a majority of Disinterested Directors.  A Disinterested Director means (i) any Company director who was a director as of July 24, 1988; or (ii) was thereafter elected by the stockholders or appointed by the Board of Directors (“Board”) and was not at the time of such election or appointment associated with or an affiliate of an interested Stockholder director or indirectly involved in the transaction or proposal before the Board; or (iii) a person designated, before his or her election or appointment as a director, as a Disinterested Director by a majority of Disinterested Directors then on the Board.

Common Stock

The following description of the Company’s capital stock is a summary and does not purport to be complete.  It is subject to and qualified in its entirety by reference to the Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), the Company’s Certificate of Designation of Series [N]  Non-Voting Common Stock (the “Certificate of Designation”) and Restated Bylaws (the “Bylaws”), which are incorporated by reference as exhibits to the Annual Report on Form 10 K of which this exhibit is a part, and which we encourage you to refer.  In addition, you should refer to the relevant laws of the State of Nevada, which may also affect the terms of the Common Stock.

 Voting Rights

The holder of each share of Voting Common Stock is entitled to cast one vote on all matters submitted to a vote of stockholders. A stockholder meeting quorum consists of one-third of voting power, represented in person or by proxy.

The holder of each share of Non-Voting Common Stock has no voting power to vote on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation, except the designation of the Non-Voting Common Stock, the number of the class or series and the voting powers, designations, preferences, limitations, restrictions and relative rights of the Non-Voting Common Stock may be amended only if approved by holders of shares of Non-Voting Common Stock representing a majority of the outstanding shares of Non-Voting Common Stock.  For the avoidance of doubt, (1) except as provided in the immediately preceding sentence, shares of Non-Voting Common Stock are specifically denied voting power and the holders thereof, as such, are specifically denied the right to vote on any matter and (2) notwithstanding anything to the contrary in the certificate of designation of the Non-Voting Common Stock or otherwise, shares of Non-Voting Common Stock are specifically denied voting power and the holders thereof, as such, are specifically denied the right to vote on any matter pursuant to or arising under Nevada Revised Statutes ( “NRS”) 78.2055(3), 78.207(3), 78.390(2), or Chapter 92A.

Stockholder action by written consent is prohibited, which prohibition may be amended only by the affirmative vote of at least two-thirds of the outstanding shares of Voting Common Stock.

Dividends

Subject to preferences that may apply to any shares of preferred stock or any other series of Serial Common Stock outstanding at the time, the holders of shares of Voting Common Stock and Non-Voting Common Stock are entitled to share equally, on a per share basis, in any dividends or distributions that our Board may authorize and we may pay from time to time.  If a dividend or distribution is paid in the form of shares of Company stock, or rights to acquire shares of Company stock, then the holders of Voting Common Stock will receive shares of Voting Common Stock, or rights to acquire Voting Common Stock, and the holders of Non-Voting Common Stock will receive an equivalent number of shares of Non-Voting Common Stock, or rights to acquire an equivalent number of shares of Non-Voting Common Stock.  Our Board may authorize, and we may make, distributions (as defined in NRS 78.191) to the holders of Non-Voting Common Stock as a separate series without the Voting Common Stock or the holders thereof being entitled to receive such distributions (on a per share basis or otherwise).

Preemptive Rights

Holders of shares of our Common Stock have no preemptive right to purchase, subscribe for, or otherwise acquire any shares of Company stock of any class now or hereafter authorized, or any securities exchangeable or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares, unless otherwise provided by our Board.

Listing

The Voting Common Stock is listed on the New York Stock Exchange under the ticker symbol “UHAL”. The Non-Voting Common Stock is listed on the New York Stock Exchange under the ticker symbol “UHALB”.

Transfer Agent

The transfer agent for the Voting Common Stock and the Non-Voting Common Stock is Computershare, Inc.

Restrictions on Transfer

Except as it relates to shares of Voting Common Stock (i) sold, transferred, or otherwise disposed of by the Trust under the AMERCO Employee Savings, Profit Sharing and Employee Stock Ownership Plan, (ii) sold in a bona fide underwritten public offering or in a bona fide public distribution pursuant to Rule 144 of the Securities Act of 1933, as amended, or (iii) sold, transferred or otherwise disposed of by a member of the public who acquired such Voting Common Stock in a transaction permitted by (i) or (ii) above, any sale, transfer or disposition of Voting Common Stock is subject to a right of first refusal by the Company at the per share price of such sale, transfer or disposition.  No sale, transfer or disposition of Non-Voting Common Stock is subject to any right of first refusal by the Company.

Certain Provisions of Nevada Law and our Articles of Incorporation and Bylaws

Nevada “Combinations With Interested Stockholders” Statutes

The Nevada “Combination With Interested Stockholders” Statutes, NRS 78.411 et seq., provides that an interested stockholder cannot engage in specified business combinations with a company for a period of two years after the date on which the person became an interested stockholder, unless (a) the combination or transaction by which the person first became an interested stockholder was approved by the Company’s board of directors before the person became an interested stockholder; or (b) the combination is approved by the board and, at or after that time, the combination is approved at an annual or special meeting of the stockholders by the affirmative vote of 60% or more of the voting power of the disinterested stockholders. At the expiration of the two-year waiting period, no proposed combinations with an interested stockholder may occur unless (a) the combination or transaction was approved by the board before the stockholder became an interested stockholder; (b) the combination is approved by a majority of the Company’s disinterested stockholders at an annual or special meeting; or (c) the combination meets certain statutory requirements for specifying a premium transaction price.

These statutes do not apply to (i) a person who has been an interested stockholder for 4 or more years; (ii) any combination with a person who was an interested stockholder on January 1, 1991; (iii) any combination of a company which adopts an amendment to its articles of incorporation, approved by the holders of a majority of the outstanding voting power of the company not beneficially owned by interested stockholders, expressly electing not to be governed by these statutes.  Such an amendment would not be effective until 18 months after the stockholder vote and would not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment; (iv) when the person became an interested stockholder inadvertently.

Nevada “Acquisition of Controlling Interest” Statutes

Under the Nevada “Acquisition of Controlling Interest” Statutes, NRS 78.378 et seq., if a person acquires 20% or more of the voting shares of the Company, stockholders have the right to regulate that person’s voting rights.  The acquisition of a controlling interest must be approved by both (a) the holders of a majority of the voting power of the Company and (b) if the acquisition would adversely alter or change any preference or any relative or other right given to any other class or series of outstanding shares, the holders of a majority of each class or series affected, excluding those shares voted by any interested stockholder.  An “interested stockholder” under these statutes includes an acquiring person, an officer or a director of the corporation, or an employee of the corporation.

If provided in a company’s articles or bylaws, a company may redeem the control shares at the average price paid by the acquiring person if the majority of disinterested stockholders do not grant full voting rights to the control shares or the acquiring person fails to submit an offer statement to the corporation.  Conversely, if the stockholders grant full voting rights, disinterested dissenting stockholders may obtain payment of the fair value of their shares.

A corporation may opt out of these statutes by expressly electing not to be governed by their provisions in either its articles or bylaws. The Bylaws make these statutes inapplicable to the exchange of Series A common stock for Common Stock or Common Stock exchanged for Series A common stock, held by Mark V. Shoen, James P. Shoen, and Edward J. Shoen.